UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2018

ALLIANCE MMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor

New York, New York 10022

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 739-7825

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 20, 2018, Alliance MMA Inc. (the “Company” or “Registrant”) entered into a Share Exchange Agreement (the “Agreement”) with SCWorx Corp. (f/k/a SCWorx Acquisition Corp.) (“SCWorx”), a big data software as services (SaaS) company servicing the healthcare industry.

Under the Agreement, the Company has agreed to purchase from the existing SCWorx shareholders all the issued and outstanding common stock of SCWorx, in exchange for shares of Company common stock equal to the quotient of $50,000,000 divided by the closing price of the Company’s common stock at closing (subject to a price cap of $.67 per share).

Consummation of the transactions contemplated by the Agreement is subject to the satisfaction of a variety of conditions, including approval by the Company and SCWorx’ shareholders and the combined company meeting the listing qualifications for initial inclusion on the Nasdaq Stock Market LLC (“Nasdaq”).

Upon completion of the acquisition transaction, SCWorx’ management will take over management of the Company.

As previously reported, on June 28, 2018, the Company entered into a Securities Purchase Agreement (the “SPA”) with SCWorx, under which it agreed to sell up to $1,000,000 in principal amount of convertible notes and warrants to purchase up to 671,142 shares of Company common stock. The notes are convertible into shares of common stock at a conversion price of $.3725 and the warrants are exercisable for shares of Company common stock at an exercise price of $.3725. On June 29, 2018, the Company sold SCWorx convertible notes in the principal amount of $500,000 and warrants to purchase 335,570 shares of Company common stock, for an aggregate purchase price of $500,000. Under the SPA, SCWorx agreed to fund (i) a second tranche of $250,000 upon the Company signing a business combination agreement with SCWorx (the “Second Tranche”) and (ii) a third tranche of $250,000 upon mutual agreement of SCWorx and the Company. SCWorx funded $60,000 and $190,000 on July 31, 2018 and August 21, 2018, respectively, in satisfaction of its obligation to fund the Second Tranche.

As previously reported, the Company is not in compliance with Nasdaq’s minimum bid price requirement of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2), for continued listing on Nasdaq. On August 23, 2018, a Nasdaq official informally advised the Company that it did not meet the Nasdaq’s stockholder equity requirement of $2.5 million for continued listing, as set forth in Nasdaq Listing Rule 5550(b)(1), and that Nasdaq intended to issue a staff determination letter regarding the Company’s failure to meet the applicable stockholder equity requirement. As a result, the Company expects to receive a notice of delisting from the Nasdaq regarding the continued listing of its common stock. The Company intends to appeal such determination to the Nasdaq and, in connection with such appeal, present to the Nasdaq the Company’s plan for meeting the Nasdaq’s original listing qualifications, in connection with the closing of the business combination of SCWorx. The Company expects that, on a combined basis with SCWorx, it should be able to meet the Nasdaq’s requirements for original listing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE MMA, INC.

	By:	/s/ John Price
John Price
Co-President, Chief Financial Officer

Dated: August 24, 2018